Gary Macleod

6371 Business Blvd. Suite 200

Lakewood Ranch, FL  34240

August 7, 2013

Sichuan Leaders Petrochemical Company

6371 Business Blvd. Suite 200

Lakewood Ranch, FL  34240

Attention:  Board of Directors

Ladies and Gentlemen:

Please be advised that I hereby resign from my position as Chief Executive Officer and Director of Sichuan Leaders Petrochemical Company (the “Company”), effective at 5:00 p.m., Wednesday, August 7, 2013.

Due to the Company’s increased focus on Chinese only business and operations, I believe it in the best interests of the Company to find a Chief Executive Officer and Director that will devote the time necessary to further the goals of the Company.

This resignation is not the result of a disagreement with management regarding the operations, policies or practices of the Company.

Sincerely,

/s/Gary Macleod

Gary Macleod